                                                                  EXHIBIT 23.1B

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Managers
Franchise Mortgage Acceptance Company LLC:

We consent to the inclusion of our report dated January 29, 1997, with respect to the balance sheets of Franchise Mortgage Acceptance Company LLC as of December 31, 1996 and 1995, and the related statements of operations, changes in members' equity, and cash flows for the year ended December 31, 1996 and for the period from June 30, 1995 (inception) through December 31, 1995, which report appears in the Form S-4 of Imperial Credit Capital Trust I and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                          KPMG Peat Marwick LLP

Los Angeles, California

March 27, 1998